SCHEDULE 14A INFORMATION
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INTERMOUNTAIN COMMUNITY BANCORP.

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Intermountain Community Bancorp
414 Church Street
Sandpoint, Idaho 83864
March 29, 2010
     To the Shareholders of Intermountain Community Bancorp:
     We cordially invite you to attend the 2010 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Wednesday, April 28, 2010 at 10 a.m. at the Sandpoint Center, located at 414 Church Street, Sandpoint, Idaho.
     Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card or vote by Internet or telephone, as specified in your proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the annual meeting is included in the accompanying proxy statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker
President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP
414 Church Street
Sandpoint, Idaho 83864
(208) 263-0505
Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. Pacific Daylight Time on Wednesday, April 28, 2010

PLACE	Sandpoint Center, 414 Church Street, Sandpoint, Idaho

ITEMS OF BUSINESS	(1) To elect three directors to a three-year term.

(2) To consider and approve an advisory (non-binding) vote on executive compensation, as disclosed in the proxy statement.

(3) To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the fiscal year 2010.

(4) To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on February 26, 2010.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.
     Registered holders may vote:
•	By Internet: go to www.voteproxy.com

•	By Phone: call toll-free 1-800-776-9437

•	By Mail: mark, sign, date and mail your proxy card
Beneficial Holders: If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.
By Order of the Board

Dale Schuman	Curt Hecker
Corporate Secretary	President and Chief Executive Officer
This proxy statement and the accompanying proxy card are being distributed on or about
March 29, 2010

i

ii

PROXY STATEMENT
For Annual Meeting of Shareholders
to be held on April 28, 2010
     Important Notice Regarding the Availability of Proxy Materials for the 2010 Shareholder Meeting:
A copy of this Proxy Statement, the Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.intermountainbank.com.
INFORMATION ABOUT THE MEETING
Why did I receive these proxy materials?
     We are providing this Notice of Annual Meeting, proxy statement and the accompanying proxy card (the “proxy materials”) for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp (also referred to in this proxy statement as “Intermountain,” the “Company,” “we” and “us”) to be held on Wednesday, April 28, 2010. These proxy materials are first being mailed to shareholders on or about March 29, 2010.
What proposals will be voted on at the annual meeting?
     At the annual meeting, holders of our common stock will be asked to consider and act upon the following proposals:
•	Election of Directors. To elect three nominees as directors at the annual meeting with three-year terms to expire in 2013.

•	Advisory (non-binding) Vote on Executive Compensation. To consider and approve in an advisory (non-binding) vote, the compensation of Intermountain executives.

•	Ratification of the Appointment of Independent Accountants. To ratify the appointment of Intermountain’s independent registered public accounting firm for 2010.
How does the Board of Directors recommend I vote?
     The Board of Directors unanimously recommends that you vote:
•	“FOR” the director nominees;

•	“FOR” the approval of the advisory (non-binding) vote on executive compensation; and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.

What vote is required to approve each of the proposals?
     Election of Directors. The three nominees for election as directors at the annual meeting with three-year terms to expire in 2013 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Advisory (non-binding) Vote on Executive Compensation. The advisory (non-binding) vote on executive compensation requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal. You may vote for, against or abstain from approving the advisory (non-binding) vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the votes.
     Ratification of the Appointment of the Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Intermountain’s independent registered public accounting firm for 2010 requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal. You may vote for, against or abstain from the ratification of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the votes.
How will my proxy be voted?
     Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees, FOR the approval of the advisory (non-binding) vote on executive compensation and FOR the ratification of the independent registered public accounting firm.
Can I revoke my proxy?
     Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken.
Who is soliciting proxies?
     Our board of directors is soliciting proxies from the holders of our common stock, and we will pay the associated costs. Solicitation may be made by Intermountain’s and Panhandle State Bank’s (“Bank”) directors, officers and employees. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. We also may reimburse brokerage firms, custodians and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
Who is entitled to vote?
     Shareholders who owned our common stock as of the close of business on February 26, 2010 (the “Record Date”) are entitled to vote at the annual meeting. There were approximately 8,438,481 shares of our common stock issued and outstanding on the Record Date, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Our outstanding Fixed Rate

Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), is not entitled to vote at the annual meeting.
What is the quorum requirement for the annual meeting?
     The quorum requirement for holding the annual meeting and transacting business is a majority of the total votes entitled to be cast at the annual meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes (defined below) are counted as present for the purpose of determining the presence of a quorum.
Are these proxy materials available on-line?
     This Notice of Annual Meeting and proxy statement are available on our Website at www.intermountainbank.com.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
     Approximately 55% of Intermountain shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use. For instructions on voting by telephone or the Internet, please refer to your proxy card, the Notice of Annual Meeting delivered with this proxy statement and the instructions set forth below.
     Beneficial Ownership/Broker Non-Votes. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote with respect to the shares you beneficially own. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker. If you do not instruct your broker on how to vote your shares, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered accounting firm only. If no instruction is given with respect to the election of directors or approval of the advisory (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.
How do I vote?
     You may vote your shares either in person at the annual meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
     Telephone Voting. You may grant a proxy to vote your shares by telephone by calling 1-800-776-9437. Please see the instructions on the enclosed proxy card.
     Internet Voting. You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.
     For shares registered in your name. As a shareholder of record, you may go to www.voteproxy.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.
     For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.
     A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or accessing the website as shown on the instruction form received from your broker or bank.
     General information for all shares voted via the Internet or by phone. We must receive Internet or telephone votes by 11:59 p.m. on April 27, 2010. Submitting your proxy via the Internet or by phone will not affect your right to vote in person should you decide to attend the annual meeting.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
General
     Our amended and restated articles of incorporation (“articles”) and bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors. As a result of the retirement of Barbara Strickfaden from the Board in 2009, the size of the Board was decreased to ten, and accordingly, the Board has set the number of directors at ten. Information regarding the directors’ backgrounds and qualifications is set forth below under each of their biographical summaries.
     Directors are elected for terms of three years or until their successors are elected and qualified. Our articles provide for staggered terms, with approximately one-third of the directors elected each year, with the classes of directors as near-equal size as possible.
     Our Nominating/Corporate Governance Committee has recommended, and the Board has nominated, James T. Diehl, John B. Parker and Jim Patrick for election as directors for three-year terms to expire at the 2013 annual meeting of shareholders. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director.

Vote Required
     The three nominees for election as directors at the annual meeting with three-year terms to expire in 2013 who receive the highest number of affirmative votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.
INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following tables set forth certain information with respect to the director nominees and the other continuing directors.
Director Nominees

	Age as of
Name	2/15/10	Primary Occupation
Terms To Expire 2013

James T. Diehl	55	Attorney — Firm of J.T. Diehl

John B. Parker	76	Retired Auto Dealer

Jim Patrick	64	Farm Owner/Operator; Idaho State Legislator

Continuing Directors

Terms Expiring 2011

Charles L. Bauer	75	Retired; Former President of Panhandle State Bank

Maggie Y. Lyons	52	Plan Administrator and Trustee for Metropolitan Creditors’ Trusts

Ronald Jones	54	Chief Financial Officer of Ecolotree, Inc; Farm Owner/Operator

Terms Expiring 2012

Ford Elsaesser	58	Attorney — Firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and Macdonald Chtd.

Curt Hecker	49	President & CEO of Intermountain; CEO of Panhandle State Bank

Michael J. Romine	69	Retired; Former Vice President & CFO of Inland Northwest Distributing, Inc.

Jerry Smith	53	President of Panhandle State Bank; Executive Vice President of Intermountain
Background of Nominees and Continuing Directors
     The business experience and any public company directorships of each of the directors for the past five years are described below. Directors of Intermountain also serve as directors of the Bank. Six of the directors (Messrs. Bauer, Diehl, Elsaesser, Hecker, Parker and Romine) have been directors of Intermountain since the Company’s inception in 1997.

Director Nominees
     James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of the Bank since 1990 and has served as Vice Chairman of the Board of the Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987. In addition to his law degree which he earned from Gonzaga University, Mr. Diehl also has a degree in Business Administration. He brings to the Board a familiarity with the north Idaho market based on 25 years of practicing real estate and business law in the local community, and has an extensive network of business and personal contacts within the Company’s primary market.
     John B. Parker has served as Chairman of the Board of Intermountain since its formation in 1997, and has been a director of the Bank since 1980 and Chairman of the Board of the Bank since 1995. Mr. Parker began his career as an auto dealer in Sandpoint in 1957, and retired in June 1999 from Taylor-Parker Motor Company as general manager. Mr. Parker has a degree in business with a major in marketing from the University of Idaho. In addition to his 42 year management career in the auto industry, Mr. Parker has also served and chaired local community boards in Bonner County including 38 years as chairman of the Bonner General Hospital Board, and currently as a member of the Bonner General Hospital Foundation Advisory Board. As a long time resident and businessman in Sandpoint, Mr. Parker provides an extensive network of business and personal contacts and a valuable perspective with regard to the Company’s primary market.
     Jim Patrick was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Patrick was a founding director of Magic Valley Bank, and he served on the Snake River Bancorp, Inc. Board from the company’s formation in 2002 until its merger with Intermountain. Mr. Patrick has been the owner/operator of a farm in south central Idaho since 1973 and has served on the boards of various state and national farm organizations. In 2006, Mr. Patrick was elected and continues to serve in the Idaho State Legislature as Representative for District 23. Mr. Patrick has a Bachelor of Science degree from the University of Idaho where he studied agricultural economics and business management. In his role as a member of the Budget Committee of the Idaho State legislature, his responsibilities include annual distribution of billions of dollars of state revenue, including a payroll budget for a government workforce of over 20,000 employees. Mr. Patrick’s agricultural background includes extensive knowledge of water rights issues and their effects on agriculture in southern Idaho. Mr. Patrick’s prior service as a bank director coupled with his extensive budgeting background and long standing in the community provides the Board with valuable resources.
Continuing Directors
     Charles L. Bauer has been a director of Intermountain since 1997 and of the Bank since 1985. Mr. Bauer served as President of the Bank from 1985 to his retirement in 1996. Mr. Bauer has a Bachelor of Science degree from the University of Idaho where he majored in business administration and minored in agriculture. He is also an honors graduate from the Pacific Coast Banking School; and has both attended and instructed numerous American Institute of Banking classes. His career spans 39 years in bank management, 19 of which he served in the roles of president and/or chief executive officer, and provides the Board with extensive in-depth knowledge and valuable perspective of the financial industry.
     Ford Elsaesser has been a director of Intermountain since 1997 and of the Bank since 1992. Mr. Elsaesser has a Bachelor of Science degree in forestry from Goodard College, and a law degree from the University of Idaho Law School. Mr. Elsaesser is the managing and senior partner of the law firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and Macdonald, Chtd. which he founded in 1980. Mr. Elsaesser has also served as the Idaho Chapter 7 Bankruptcy Trustee in all counties north of Grangeville since 1984, Chapter 12 Bankruptcy Trustee in northern Idaho and eastern Washington since 1986, and as court appointed receiver, examiner and Chapter 11 Trustee in numerous cases. This broad experience in bankruptcy law brings a unique perspective to the Board from a risk management standpoint.
     Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of the Bank. He has served as Chief Executive Officer and director of the Bank since 1996. From 1996 until 2001, Mr. Hecker also served as the Bank’s President. Mr. Hecker earned a Business Administration degree from Boise State University in 1983, and graduated from Pacific Coast Banking School in 1994. Mr. Hecker joined the Bank with 11 years of banking experience as a vice president and manager with a bank that experienced various expansions through numerous mergers and acquisitions. In addition to the experience and knowledge gained through his early career, Mr. Hecker has served on the Board of Directors of Coldwater Creek, Inc., a publicly traded retail company based in northern Idaho, since 1996, and in 2009 joined the Board of Pacific Coast Banker’s Bank. The Board believes that the CEO should serve as a director as the primary liaison between the Board and management and as the executive with overall responsibility for executing our strategic plan.
     Ronald Jones was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. Mr. Jones has a Bachelor’s degree in Agricultural Economics from S. Dakota State University and a Master’s degree in Business Administration from Colorado State University. His 12 years of experience as a bank director have included three capital expansions. As an independent consultant and expert witness in the bankruptcy system, he has experience in business modeling and analysis, especially related to agriculture. In the environmental engineering area, Mr. Jones develops life-cycle cost models for comparison of alternative treatment methods. Mr. Jones previously operated a business specializing in computerized accounting systems with an emphasis on clarity of management reports, sensitivity analysis, and risk recognition. Mr. Jones’ prior director experience together with his experience and background in business analysis serves as a valuable resource.
     Maggie Y. Lyons has been a director of Intermountain and the Bank since 2001. Ms. Lyons is currently the sole officer and director of Metropolitan Mortgage and Securities, Inc. and Summit Securities, Inc., and Plan Administrator and Trustee of Metropolitan and Summit Creditors’ Trusts. From July 2004 until February 2006, Ms. Lyons served as the Chief Financial Officer and acting Chief Executive Officer for Metropolitan Mortgage and Securities, and President and Principal Financial Officer of Summit Securities, both located in Spokane, Washington and both of which are in Chapter 11 proceedings. Ms. Lyons was appointed to these positions in July 2004 by the Eastern District of Washington Bankruptcy Court. Ms. Lyons is a Certified Public Accountant and Microsoft Certified Systems Engineer and provided business consulting services prior to working on the Metropolitan and Summit bankruptcy cases. Ms. Lyon’s experience also includes over 20 years dealing with operational and accounting functions in the manufacturing and services industries, and over 5 years dealing with complex financial instruments in her roles stated above. Ms. Lyons has a Bachelor of Science degree from the University of Idaho where she majored in accounting. In addition, Ms. Lyons has been an active leader and participant in numerous civic and volunteer organizations in Kootenai County since 1989. Ms. Lyons’ financial expertise together with her extensive business and personal network serves as a valuable resource.
     Michael J. Romine has been a director of Intermountain since 1997 and the Bank since 1980. Mr. Romine served as the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc. from 1992 until his retirement in 2007. Mr. Romine has a Bachelor of Science degree in accounting from Montana State University. In addition, he is retired as a partner in Price Waterhouse Cooper, and worked as an auditor and consultant to various businesses, including banks, during his career. Mr. Romine’s financial experience provides the Board with the experience and expertise needed as Audit Committee Chair.
     Jerry Smith has been a director of Intermountain and the Bank since 2000. Mr. Smith joined the Bank in 1999 as President of Intermountain Community Bank, a division of the Bank. Since 2001, Mr. Smith has served as President of the Bank and Executive Vice President of Intermountain. Mr. Smith earned a bachelor’s degree in Business Administration from Boise State University in 1979, graduated from Northwest Intermediate Banking School in 1984, and Pacific Coast Banking School in 1987. Mr. Smith brings over 30 years of banking experience, beginning with Idaho First National Bank in 1979, to his service on the Board. His experience prior to joining the Bank includes numerous mergers and acquisitions, experience as a Loan Officer, Branch Manager, and Regional Manager of an eastern Oregon and western Idaho bank with over $15 billion in total assets. This prior experience and expertise has been an essential part of Mr. Smith’s service as a director as Panhandle has grown and expanded its operations.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Board of Directors is committed to good business practices, transparency in financial reporting and strong corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Board regularly monitors developments in the area of corporate governance, and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.
Board Leadership Structure
     The Board of Directors is committed to maintaining an independent Board and for several years, a substantial majority of our Board has been comprised of independent directors. It has further been the practice of Intermountain to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.
Director Qualifications
     The Board of Directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.
     The Nominating/Corporate Governance Committee is responsible for the oversight and nomination process for director nominees. The Committee has not historically adopted formal “director qualification standards” for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Intermountain’s Board to help Intermountain successfully meet its long-term strategic plans. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Meetings and Committees of the Board of Directors—Nominating/Corporate Governance Committee.”
     The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that Intermountain believes qualifies each director to serve on the Board. The Nominating/Corporate Governance Committee finds each of the respective directors’ professional and business acumen and board experience beneficial to the Company and the Board.
Code of Ethics
     The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, as well as to directors and all other employees of the Company and the Bank and its divisions.
     You can access the Company’s current Code of Ethics, as well as our Audit, Compensation and Nominating/Corporate Governance Committee charters by visiting one of our subsidiary Websites (www.panhandlebank.com, www.magicvalleybank.com, or www.intermountainbank.com) and clicking on the Governance Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.
Director Independence
     With the assistance of legal counsel to Intermountain, the Nominating/Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.
     The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending arrangements with the directors, each of which were made on the same terms as comparable transactions made with persons unaffiliated with the Company. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”
     Based on these standards, the Board determined that each of the following current non-employee directors is independent:

Charles L. Bauer	Maggie Y. Lyons
James T. Diehl	John B. Parker
Ford Elsaesser	Michael J. Romine
Ronald Jones
     In addition, based on such standards, the Board determined that Curt Hecker, the President and Chief Executive Officer of Intermountain, and Jerry Smith, the Executive Vice President of Intermountain and President of the Bank, are not independent because they are executive officers of Intermountain. The Board further determined that Jim Patrick, who was a director of Snake River Bancorp, Inc. and Magic Valley Bank, does not meet the independence standards of NASDAQ as a result of his involvement in a transaction between Intermountain, Snake River Bancorp, Inc. and Magic Valley Bank that closed on

January 5, 2007 and for which during 2007 he received a payment in excess of the amount allowed to be deemed independent.
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to our Chief Executive Officer. If the Chairman and the Chief Executive Officer determine that such communications are relevant to our operations and policies, such communications will be forwarded to the entire Board for review and consideration.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met 10 times during the fiscal year ended December 31, 2009. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, except for Jim Patrick who attended 64% of the meetings. We encourage, but do not require, directors to attend annual shareholder meetings. Last year, all of our current directors attended the annual shareholder meeting. In 2009, our independent directors met seven times without management present.
     The Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. In addition, the Bank, Intermountain’s wholly owned subsidiary, has various committees on which directors serve, including the Loan Review, Risk Management, and Technology Committees.
     The following table shows the membership of certain committees of the Board during 2009.
Committee Membership

Name	Audit		Compensation		Nominating
Charles L. Bauer	☑		☑		☑
James T. Diehl	☐		☑	*	☐
Ford Elsaesser	☐		☑		☑
Maggie Y. Lyons	☑		☐		☑
John B. Parker	☑		☑		☑
Michael J. Romine	☑	*	☑		☐
Barbara Strickfaden **	☐		☐		☑	*

*	Committee Chair

**	Ms. Strickfaden resigned as a director effective August 7, 2009; Ms. Lyons replaced Ms. Strickfaden as Chairman of the Nominating Committee.
Board’s Authority for Risk Oversight
     The Board has ultimate authority and responsibility for overseeing risk management at Intermountain. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on overall risk levels in the organization, and a comprehensive review of the various risks faced by the Company, including a prioritization ranking of the various risks, and management’s mitigation strategies. It also receives more specific reports on various risk factors including credit risk, liquidity risk, capital risk, interest rate risk, operational risk, regulatory/compliance risk and technology risk.
     The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by the Company’s personnel and compensation practices and programs. The Loan Review Committee oversees credit risk management, and the Technology Committee oversees technology and information security risk management. In addition to reviewing overall risk levels, the Risk Management Committee oversees liquidity, capital and interest-rate risk.
     The head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing. The Company also engages various external companies to assist in performing risk evaluations and suggesting mitigation strategies, particularly involving interest rate risk, technology risk and regulatory risk.
     The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.
     Audit Committee. During 2009, the Audit Committee was comprised of four directors, each of whom was considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by applicable SEC rules.
     The Committee operates under a formal written charter, a copy of which is available on our website. As part of its periodic review of audit committee-related matters, the Audit Committee receives updates on relevant legal and regulatory requirements, including all applicable SEC rules as revised from time to time. Even though our stock is not currently listed on NASDAQ, the Audit Committee has also considered the corporate governance listing standards of NASDAQ in reviewing and updating its charter including with respect to committee membership. The Audit Committee held 12 meetings during 2009.
     The Audit Committee is responsible for the oversight of the quality and integrity of Intermountain’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. It is the responsibility of management to prepare our financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:
•	has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	reviews and approves the engagement of our independent auditors to perform audit and non-audit services, and fees related to these services;

•	meets independently with our internal auditing department, independent auditors and senior management;

•	reviews the integrity of our financial reporting process;

•	reviews our financial reports and disclosures submitted to bank regulatory authorities;

•	maintains procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	reviews and has the authority to approve related person transactions.
     Compensation Committee. During 2009, the Compensation Committee was comprised of five directors, each of whom satisfies independence criteria under the NASDAQ listing standards and applicable rules of the SEC and IRS. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The Committee will periodically retain an independent outside human resources consulting firm to assist the Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. For 2009, the Committee reviewed the annual Moss Adams Bankers Compensation Survey, the Milliman Northwest Financial Industry Survey, and other public information relating to other financial institutions when determining executive compensation. In addition to the process and procedures discussed above, in determining compensation for the other key executives, the Committee also takes into account the recommendations of the Chief Executive Officer. The Chair of the Committee reports to the full Board the actions of the Committee.
     In addition the Committee:
•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews general compensation and employee benefit plans for all employees; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.
     The Compensation Committee operates under a formal written charter, a copy of which is available on our Website. The Compensation Committee met three times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) is comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards. The Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; (ii) determining Board and Committee compensation; and (iii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The Committee operates under a formal written charter, a copy of which is available on our website. The Committee met three times during 2009.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this proxy statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates Intermountain’s evolving needs, and assesses the effectiveness and contributions of its existing directors through annual director evaluations.
     The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not, nor does it anticipate adopting specific minimum qualifications for Committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the Committee and the Board value a diversity of backgrounds, professional experience and skills among directors. The Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, managerial, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.
     The Corporate Governance Guidelines require that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director of the Bank shall own shares of Intermountain common stock having a book value of at least $500. All directors have met this stock ownership requirement.
Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee operates under a written charter that is reviewed annually by the Board of Directors and complies with all current regulatory requirements. Our agendas are controlled by the Committee Chair. The Audit Committee met 12 times during the year.
     The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities relating to our corporate accounting and reporting practices, and the quality and integrity of our financial reports. The purpose of the Committee is to serve as an independent and objective party to monitor our financial reporting process and internal control system, review and appraise the audit effort of our independent accountants and internal auditing department, and maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.
     The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to Intermountain, as prescribed by the Sarbanes Oxley Act of 2002 (“Sarbanes Act”). As a result, payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that we must provide to it, and has determined that such amounts are sufficient to carry out its duties.
     Management has the primary responsibility for our financial statements and reporting process, including the system of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of our financial reporting process and system of internal controls and monitors the independence and performance of our independent auditors and internal auditors.
     With respect to the year ended December 31, 2009, in addition to its other work, the Committee:
•	reviewed and discussed with management the audited consolidated financial statements of Intermountain as of and for the year ended December 31, 2009;

•	reviewed and discussed with management the results of management’s assessment of the Company’s internal control over financial reporting;

•	discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of our financial statements;

•	received from BDO Seidman, LLP, written disclosures and the letter from the independent registered public accountants required by Rule 3526, “Communications with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence; and

•	discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting.
     The Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in Intermountain’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee also appointed and recommended to the Board for approval and ratification the retention of BDO Seidman, LLP, as the Company’s independent registered public accounting firm for 2010. The Board has approved and ratified the appointment.
2009 Audit Committee Members
Michael J. Romine (Chairperson) * Charles L. Bauer * Maggie Y. Lyons * John B. Parker
DIRECTOR COMPENSATION
     The Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. All directors, including those who are Company employees, receive fees for their service on the Board of Directors. We review the level of compensation of our directors on an annual basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies. Directors receive an annual cash retainer based on the chairmanship of the Board and its committees. In addition to the retainer, we pay per meeting fees, whether in person or by phone.
     The following table reflects the annual retainer and the per meeting fees that were approved by the Nominating Committee for payments to directors in 2009. The fees schedule for directors did not change from 2008.

Committee/Chair	Annual Retainer	Monthly Meeting Fee (1)

Chairman of the Board	$9,760	$2,324
Chair Audit Committee	9,260	1,874
Chair Compensation Committee	8,760	1,824
Chair Loan Committee	8,760	1,824
Chair Compliance Committee	8,760	1,824
Chair Nominating/Corporate Governance Committee	8,760	1,824
Chair Executive Committee	8,260	1,774
Chair Technology Committee	8,760	1,824
Chair Trust Committee	8,760	1,824
Non-Chair Directors	7,260	1,074
Employee Directors	5,760	924

(1)	Directors will receive twice the per meeting fee for attending a two-day meeting.
     Historically, non-employee directors also received an annual restricted stock award under our Amended and Restated Director Stock Plan (“Director Plan”). However, as discussed below, the Director Plan expired in 2009 and was not renewed. Accordingly, no awards were granted during 2009.
     The following table shows compensation earned during the last fiscal year by our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.
2009 Director Compensation Table

	Fees Earned or Paid	All Other
	in Cash	Compensation	Total
Name	($)(1)	($)(2)	($)(3)(4)

Charles L. Bauer	$27,000	$0	$27,000
James T. Diehl	27,000	0	27,000
Ford Elsaesser	26,000	0	26,000
Ronald Jones	27,000	274	27,274
Maggie Y. Lyons	27,000	0	27,000
John B. Parker	33,000	0	33,000
Jim Patrick	18,000	781	18,781
Michael J. Romine	28,000	0	28,000
Barbara Strickfaden *	15,750	0	15,750

*	Ms. Strickfaden retired in August 2009

(1)	Amounts reflect fees paid to directors in the form of an annual retainer and aggregate per-day fees for each Board meeting.

(2)	Represents the premiums paid by Intermountain on behalf of Messrs. Jones and Patrick in connection with the split dollar life insurance arrangements described below in the amounts of $274 and $781, respectively.

(3)	At fiscal year end, each non-employee director held unvested shares of Intermountain common stock granted pursuant to restricted stock awards as follows: Mr. Bauer 369 shares; Mr. Diehl 369 shares; Mr. Elsaesser 369 shares; Mr. Jones 329 shares; Ms. Lyons 369 shares; Mr. Parker 369 shares; Mr. Patrick 329 shares; and Mr. Romine 369 shares.

(4)	At fiscal year end, each non-employee director held in the aggregate outstanding vested stock option awards to purchase shares of Intermountain as follows: Mr. Bauer 364 shares; Mr. Diehl 908 shares; Mr. Elsaesser 908 shares; Mr. Jones 6,353 shares; Ms. Lyons 545 shares; Mr. Parker 545 shares; Mr. Patrick 6,353 shares; and Mr. Romine 908 shares.
     Split Dollar Life Insurance. Ronald Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, Inc., are parties to split-dollar life insurance agreements with Magic Valley Bank. The Bank has assumed these agreements, which are identical to those with the other former Snake River Bancorp, Inc. directors. Pursuant to the terms of the agreements, (i) the Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.
     Amended and Restated Director Stock Plan. Intermountain previously maintained a director stock option plan (the “Director Plan”) for the benefit of non-employee directors, under which we generally made annual stock option grants and restricted stock awards to non-employee directors on an annual basis. Options and restricted stock awards granted under the Director Plan typically vest over a five-year period in 20% installments beginning on the first anniversary of the date of grant. Stock options granted under the Director Plan have an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board, and typically expire ten years from the date of grant. Restricted stock awards do not require payment of a cash purchase price for the shares. The Director Plan had a term of ten years. On January 14, 2009, the term of the Director Plan expired and, upon the recommendation of management and approval of the Board of Directors, it was determined that, due to the economic environment, the Board would not seek to implement a new plan at that time and the stock portion of the compensation paid to Intermountain directors was eliminated for 2009. Although no further awards may be granted under the Director Plan, all outstanding awards are governed by the terms and conditions of the plan.
EXECUTIVE COMPENSATION
     The following section describes the compensation that Intermountain paid to its Chief Executive Officer, Chief Financial Officer and the next four most highly compensated executive officers in 2009, each of whom is listed in the Summary Compensation Table (the “Named Executive Officers”). We have voluntarily included Mr. Nagel as a Named Executive Officer in the interest of continuity, since he has been a named executive officer in recent years. This section includes:
•	Compensation Discussion and Analysis (“CD&A”);

•	Report of the Compensation Committee;

•	Detailed tables showing compensation of the Named Executive Officers; and

•	Narrative disclosure about various compensation plans and arrangements and post employment and termination benefits.

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
     We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns the executive’s interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. We evaluate both performance and compensation to ensure that we are able to attract, retain and motivate executives of superior ability who are critical to our future success. Under normal circumstances, we believe that the majority of each executive’s annual total compensation opportunity should be directly aligned with our performance, and to this end a significant portion of an executive’s compensation normally should be based on achievement of financial and operational goals and other factors that impact shareholder value. In addition, compensation opportunities provided to our executive officers must remain competitive relative to the compensation paid to similarly situated executives of peer companies. To accomplish these objectives, under normal circumstances, we believe executive compensation packages should include both cash and stock-based compensation with both short-term and long-term incentives in order to reward performance as measured against established goals. However, as discussed more fully below, in light of (i) the restrictions applicable to us as a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”) implemented in connection with the Troubled Asset Relief Program (“TARP”), and (ii) the expiration of our former equity incentive plan, we did not offer the two key executive incentive programs we have historically offered: an annual cash incentive bonus opportunity and an annual restricted stock award. We design our executive compensation program to avoid creating incentives that are inconsistent with the Company’s risk management policies and practices or that would motivate executives to take unnecessary and excessive risks that may threaten the value of the Company in order to achieve such goals. We believe the compensation programs we have traditionally employed are balanced, avoid undue risks to the Company, and have allowed us to retain top quality employees. Given the restrictions under TARP and the expiration of our equity incentive plan, our 2009 executive compensation program did not reflect our traditional balanced approach and, as a result, created additional retention risk. However, in light of the economic environment and the regulatory restrictions applicable to Intermountain, we believe the 2009 executive compensation program was adequate for the short term. In addition, the Board determined not to propose a new equity incentive plan for shareholder approval at this time, notwithstanding that it would mitigate retention risk to some extent, in light of the continuing difficult economic environment and the resulting challenges facing Intermountain.
Impact of TARP Capital Purchase Program Regulations on Executive Compensation
     In December 2008, the Company issued and sold $27.0 million of Series A Preferred Stock to the U.S. Treasury, together with a warrant to purchase the Company’s common stock, as a voluntary participant in the CPP. As long as it is a participant in the CPP, the Company must comply with the compensation and corporate governance standards and restrictions under legislation and related Treasury Department rules applicable to CPP participants (the “CPP Rules”). When deciding to participate in the program, our Board evaluated the compensation and governance provisions under applicable law as the law existed at the time, and the impact those provisions would have on the Company, and considered them in light of the support this capital would provide to our lending programs. The CPP Rules, which were adopted after we entered into our agreement with the Treasury, have impacted Intermountain’s executive compensation program, and the 2009 compensation of our Named Executive Officers, in the following key respects:

•	The CPP Rules prohibit, and we did not pay or accrue, any cash incentive bonuses to Messrs. Hecker, Smith, Wright and Ms. Rasmussen in or for 2009. In order to treat all executive officers alike, the Board also determined not to provide a cash incentive bonus opportunity to Messrs. Schuman and Nagel.

•	The CPP Rules restricted the nature and scope of equity awards we could grant in 2009 to Messrs. Hecker, Smith, Wright and Ms. Rasmussen, and in light of the difficult economic environment the Board determined not to grant equity awards to the Named Executive Officers before our former equity plan expired in January 2009.

•	Although there were no triggering events for any of our Named Executive Officers during 2009, the CPP Rules provide that no severance or change-in-control benefits can be paid or accrued to or for them until Intermountain has repaid the Treasury’s investment in the Company. In December 2008, Messrs. Hecker, Smith, Wright, Nagel and Ms. Rasmussen signed agreements waiving their rights to these benefits for the duration of the Company’s participation in the TARP CPP Program.

•	In accordance with the CPP Rules, we implemented a policy that incentive compensation paid to our Named Executive Officers that later is determined to have been based on materially inaccurate financial or other performance criteria is subject to recovery or “clawback”.
Overview of Executive Compensation Components in 2009
     Our executive compensation program in 2009 consisted of several compensation elements, as illustrated in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practices and experience and tenure of each executive

Long-Term Incentive	Stock Purchase Bonus Program

•     Continued employment with the Company during a 3-10 year bonus payout period for purchasing shares under the Stock Purchase Bonus Program. The CPP Rules prohibit the grant of new awards under this program to covered executives, which for 2009 included Messrs. Hecker, Smith, Wright and Ms. Rasmussen.

Retention Bonus Agreements

•     Continued employment with the Company during a multi-year bonus payout period. The CPP Rules prohibit the grant of new awards under this program to covered executives, which for 2009 included Messrs. Hecker, Smith, Wright and Ms. Rasmussen.
The combination of prior year restricted stock awards, prior awards under the Stock Purchase Bonus Program and pre-existing Retention Bonus Agreements provides a blended focus on

•     Profitability and the creation of shareholder value

•     Executive ownership of Company stock

•      Retention in a challenging business environment and competitive labor market

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Retirement Benefits
•     Executive officers are eligible to participate in employee benefit plans available to our eligible employees

•     The Salary Continuation Agreement (“SCA”) is a nonqualified, noncontributory and unfunded program. The SCA is intended to provide additional retirement benefits to certain Named Executive Officers
• The SCA is designed to make total retirement benefits for certain Named Executive Officers commensurate with those in comparable companies

Welfare Benefits
•     Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans

•     Continuation of welfare benefits may occur as part of severance upon certain terminations of employment
These benefits are part of our broad-based total compensation program

Additional Benefits and Perquisites	• Club memberships • Company provided auto or auto allowance • Life Insurance & Accidental Death & Dismemberment Coverage • Short-Term and Long-Term Disability	Provide additional benefits and perquisites commensurate with the competitive market

Change in Control and Termination Benefits	We have change in control agreements with certain officers, including our Named Executive Officers. The agreements provide severance benefits if an officer’s employment is terminated following a change in control. As noted above, the CPP Rules prohibit the payment or accrual of any severance or change in control benefit to the Named Executive Officers until we have repaid Treasury’s investment in Intermountain.	Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. The change in control agreements are described in more detail in the section “Post Employment and Termination Benefits.”
     As noted above, we have historically offered a short-term cash incentive bonus opportunity and awards of restricted stock as key elements of our executive compensation program. Until we have repaid the Treasury’s investment in Intermountain under the CPP, we will not be able to offer our most senior executives a short-term cash incentive bonus opportunity. Moreover, our former equity incentive plan expired in January 2009 and we have not proposed a new equity incentive plan for shareholder approval in light of the current economic environment and the impact on our shareholders of the recession and Intermountain’s financial performance. Given the constraints of the CPP Rules and the absence of a current equity incentive plan, we believe the executive compensation programs used in 2009 and the continuing effects of prior year compensation programs and awards were adequate for the short-term, but create retention risk over the medium- and long-term.
Determination of Appropriate Pay Levels
     Although we have historically targeted total compensation opportunities and base pay of our executive officers by reference to compensation levels at peer institutions, benchmarking was not a material factor in setting 2009 compensation. This was largely due to a salary freeze in 2009 and the absence of a short-term incentive opportunity and annual equity award for 2009.

2009 Base Salary
     Our base salary levels reflect a combination of factors including competitive pay levels relative to comparable institutions, each executive’s experience and tenure, our overall annual budget for merit increases, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors. The Named Executive Officers did not receive a base salary increase in 2009, consistent with a Company-wide salary freeze in light of the financial challenges facing Intermountain.
Long-Term Incentives in 2009
     As noted above, we did not grant any equity awards to the Named Executive Officers in 2009 before the former plan expired. We also did not grant any new awards under our Stock Purchase Bonus Program, described on page 23, which the CPP Rules prohibit with respect to Messrs. Hecker, Smith, Wright and Ms. Rasmussen. As shown in the Summary Compensation Table under the “Bonus” column, Ms. Rasmussen received a payment in 2009 under a prior-year award.
Impact of Accounting and Tax Treatment of Compensation
     The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. The Committee generally seeks to maximize deductibility of executive compensation under Internal Revenue Code Section 162(m) while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. Differences in accounting expense for various forms of equity awards under FASB ASC Topic 718 (formerly FAS 123(R)) relative to the value of the awards to recipients have not had, and are not expected to have, a material effect on the selection of forms of equity compensation. In addition, the change in control provisions described in the section “Post Employment and Termination Benefits” contemplate that the Company will reimburse the amount of excise tax due under Internal Revenue Code Section 280G. However, as discussed below, such termination benefits and related excise tax reimbursement are currently prohibited by the CPP Rules.
Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Intermountain’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Compensation Committee of the Board (the “Committee”) met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Committee recommended to the Board that the CD&A be included as part of this proxy statement and 2009 Annual 10-K Report.
          Pursuant to the requirements of Sections 111(b)(3)(A), 111(b)(3)(E), 111(b)(3)(F) and 111(c) of the Emergency Economic Stabilization Act of 2008, and 31 CFR Part 30.4, the Committee hereby certifies that:
1.	It has reviewed with the Company’s senior risk officers the “senior executive officer” (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Intermountain;
2.	It has reviewed with the Company’s senior risk officers the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Intermountain; and

3.	It has reviewed the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Intermountain to enhance the compensation of any employee.
     The following SEO compensation plans do not contain any features that could reasonably be interpreted to encourage SEOs to take risks:

SEO Compensation Plan	How the Plan Does Not Encourage Taking Risks

Stock Purchase Bonus Program	Program encourages Company stock ownership of executive officers; no risk-taking incentives inherent in the plan.

Employment/Change in Control, and Severance Agreements	Agreements provide fixed cash compensation amounts under various circumstances; no incentive criteria included in the agreements.

Salary Continuation and Split Dollar Agreements	Agreements provide additional retirement benefits; no incentive criteria included in the agreements.

Retention Bonus Agreements	Agreements provide for fixed payments subject only to continued service; no incentive criteria included in the agreements.
     The Company’s other SEO compensation plan is listed in the table below, together with an explanation of how it does not encourage SEO’s to take unnecessary and excessive risks that threaten the value of Intermountain.

SEO Compensation Plan	How the Plan Does Not Encourage Unnecessary and Excessive Risks that Threaten the Value of Intermountain

Employee Stock Option and Restricted Stock Plan (expired, but prior awards remain outstanding)	Award values are linked to the market price of the Company’s stock; awards vest over a period of years; interests are aligned with shareholders; no risk-taking incentives inherent in the plan.
     The following is a list of each general employee compensation plan not listed as an SEO compensation plan above. No general employee compensation plan has any features that could reasonably be expected to expose the Company to material risk. Accordingly, the Committee determined that no plan poses any unnecessary risks to the Company and therefore no plan features need to be limited on that basis. In addition, the Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

General Employee Compensation Plans not Included Among SEO Plans Above
•	General employee incentive bonus plans

•	Guaranteed annual bonus program for certain key employees
2009 Compensation Committee Members
James T. Diehl (Chairperson) * Charles L. Bauer * Ford Elsaesser
John B. Parker * Michael J. Romine
Compensation Tables
          The following table shows compensation paid or accrued for the last three fiscal years to the Named Executive Officers.
2009 Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal		($)	($)	($)	($)	($)	($)	($)	Total
Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	(7)(8)	($)
Curt Hecker,	2009	$231,320	$0	$0	$0	$0	$36,111	$4,918	$272,349
President and CEO of	2008	232,244	0	62,394	0	0	32,163	9,053	335,854
the Company and CEO	2007	223,000	0	62,400	0	58,240	28,577	11,798	384,015
of the Bank
Jerry Smith	2009	197,640	0	0	0	0	45,057	10,833	253,530
President of the Bank,	2008	198,564	0	52,679	0	0	40,131	10,468	301,842
EVP of the Company	2007	190,615	7,500	49,704	0	49,172	35,657	14,342	346,990
Douglas Wright, EVP	2009	175,271	0	0	0	0	0	10,561	185,832
and Chief Financial	2008	175,271	0	50,562	0	0	0	12,777	238,610
Officer of the	2007	168,529	15,600	47,184	0	47,188	0	16,357	294,858
Company and the Bank
John Nagel	2009	146,232	0	0	0	0	0	2,703	148,935
EVP, Chief Credit	2008	146,232	0	42,181	0	0	0	5,630	194,043
Officer of the Bank	2007	140,608	10,000	40,560	0	39,370	0	13,510	244,048
Pamela Rasmussen	2009	149,044	41,370	0	0	0	0	7,795	198,209
EVP, Chief Operating	2008	149,044	41,370	42,993	0	0	0	15,967	249,374
Officer of the Bank	2007	143,312	44,370	40,560	0	40,127	0	9,322	277,692
Dale Schuman	2009	137,477	40,000	0	0	0	0	2,989	180,466
SVP, Trust and Wealth Management

(1)	Includes directors fees paid during the fiscal year 2009 to each of Messrs. Hecker and Smith in the amount of $15,000 and a referral incentive earned by Mr. Schuman in the amount of $5,189.

(2)	Includes bonus amounts that vested under the Stock Purchase Bonus Program for Ms. Rasmussen and Mr. Schuman and the amount vested under a Retention Bonus Agreement for Ms. Rasmussen. The terms of the Stock Purchase Bonus Programs and Ms. Rasmussen’s Retention Bonus Agreement are discussed below.

(3)	Represents the grant date fair value of restricted stock awards granted in each of the years 2008 and 2007 (no restricted stock awards were granted in 2009), based on the price of Intermountain’s common stock at the close of business on the date of grant ($14.50 and $21.82, respectively). The amounts for 2007 and 2008 have been restated to reflect a change in SEC rules, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years. The amounts have been adjusted to reflect all stock splits and stock dividends. The assumptions used to calculate these amounts are set forth in the footnotes to the Company’s financial statements for the fiscal year 2009, included in the Company’s Annual Report.

(4)	No options were granted in fiscal years 2007, 2008 or 2009. The amounts for 2007 and 2008 have been restated to reflect the change in SEC rules, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years, rather than reflecting the fair market value on the date of grant. Accordingly, the amounts for 2007 and 2008 have been changed to $0.

(5)	Although the Company’s performance permitted an 8% bonus payout to each Named Executive Officer under the Executive Incentive Plan for the fiscal year 2008, each elected not to accept a bonus.

(6)	Represents the increase during 2009 in actuarial present values of each Named Executive Officer’s accumulated benefits under the individual Salary Continuation and Split Dollar Agreements.

(7)	Amounts reflect contributions paid by Intermountain or the Bank under the 401(k) Savings Plan and Trust (“401(k) Plan”) in the following amounts: Mr. Hecker $3,305, Mr. Smith $5,020 (including a true-up adjustment for 2008 of $933), Mr. Wright $5,144 (including a true-up adjustment for 2008 of $1,530), Ms. Rasmussen $2,836, and Mr. Schuman $2,989. Amounts for 2008 include 401(k) true-up adjustments for 2007 for Mr. Wright of $1,390; and Ms. Rasmussen $3,266. Amounts for 2007 include 401(k) true-up adjustments for 2006, and certain other adjustments for 2007 for Mr. Hecker of $347; Mr. Smith $282; Mr. Wright $262; Ms. Rasmussen $225 and Mr. Nagel $460.

(8)	Represents amounts paid by the Company to the executive in the form of 401(k) matching funds, automobile allowance, club dues and miscellaneous awards.
2009 Grants of Plan-Based Awards
     There were no grants of equity or non-equity awards under compensatory plans during 2009.
Incentive and Stock Plans
     General. Intermountain and the Bank have historically implemented two executive incentive and stock programs: the Executive Incentive Plan and the Stock Purchase Bonus Program, the material terms of which are summarized below. The objectives of the Executive Incentive Plan are to provide the executive officers of Intermountain and the Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals. The objectives of the Stock Purchase Bonus Program are to encourage executive stock ownership and promote long term retention of executive officers. For 2009, the Company did not offer these two key incentive programs. The Company historically maintained an equity compensation plan; however, as described below, the plan expired in 2009 and was not renewed.
     The CPP Rules prohibit the payment of any bonus amounts to the top five most highly compensated employees, until the Treasury’s investment in the Company has been repaid. The following description of the cash or stock incentive bonus amounts payable under the respective plans is provided to give shareholders an understanding of amounts that could be payable under these plans if they had been offered and if the employee met the prescribed performance goals and if the CPP Rules no longer applied.
     Executive Incentive Plan. The Executive Incentive Plan has historically been designed to provide a cash incentive for management to achieve annual (as opposed to long-term) Company performance goals. The key executives who are eligible to participate in the plan include all of the Named Executive Officers. Under the plan, prior to the beginning of each year, Intermountain’s management selects appropriate performance criteria and develops annual performance goals for Intermountain for approval by the Compensation Committee. However, as discussed more fully in the CD&A, in light of certain restrictions under TARP, the Company did not implement a cash incentive program for 2009.
     Stock Purchase Bonus Program. The Company has adopted a Stock Purchase Bonus Program for executive officers and other officers of Intermountain and the Bank. The program is implemented through the execution of individual stock purchase bonus agreements entered into by Intermountain and the officer. The purpose of the program is to encourage and incent officers to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market shares of Intermountain common stock. If the officer makes such a purchase within the required time frame, the officer will generally be paid a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) the maximum award amount. In certain circumstances, however, the Company may elect to pay a bonus greater than the value of the stock required to be purchased under the agreement in order to provide a supplemental bonus opportunity for retention purposes. The bonus is paid to the officer in either three, five or ten annual installments. In order to receive any payment installment, an officer must be a full-time employee on the date such installment is due and payable; provided, however, that in some cases, in the event of officer’s disability or death or in the event of a change in control of Intermountain (as defined in the agreement), the balance of the bonus will become fully vested and the officer or their beneficiaries will become eligible to receive a cash payment equal to such remaining bonus.
     Employee Stock Plan. Intermountain previously maintained an Employee Stock Option and Restricted Stock Plan (“Employee Stock Plan”) that provided for the grant of incentive and non-qualified stock options and restricted stock awards to key officers and employees of Intermountain and/or the Bank. Stock options under the Employee Stock Plan expire ten years from the date of grant, and must have an exercise price of not less than the fair market value of Intermountain stock at the time of grant, as determined by the Board or the Compensation Committee. These awards typically vest over five years in order to motivate long-term performance and to serve as a retention tool for award recipients. However, in the event of a change in control, the agreements provide that all unvested options and restricted stock awards will become fully vested. At December 31, 2009, the number of shares subject to granted but unexercised options and unvested stock awards, as adjusted for subsequent stock splits and stock dividends, was 321,049 shares. The Employee Stock Plan had a term of ten years. On January 14, 2009, the term of the Employee Stock Plan expired and the Board determined that, due to the economic environment, a new plan would not be implemented at that time. All granted but unvested awards are governed under the terms of the Employee Stock Plan and related award agreements.
2009 Option Exercises and Stock Vested

	Stock Awards *
	Number of Shares Acquired	Value Realized on Vesting
	on Vesting	($)
Name	(#)	(1)
Curt Hecker	2,462	$9,861
Jerry Smith	1,883	7,590
Douglas Wright	1,814	7,304
John Nagel	1,531	6,169
Pamela Rasmussen	1,673	7,117
Dale Schuman	856	3,424

*	The numbers have been adjusted to reflect all applicable stock splits and stock dividends. No options were exercised in fiscal year 2009.

(1)	Value realized represents the fair market value based on the closing price of the shares at the time of vesting.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards *
		Number of			Stock Awards *
	Number of	Securities			Number of	Market Value
	Securities	Underlying			Shares or Units	of Shares or
	Underlying	Unexercised			of Stock That	Units of Stock
	Unexercised	Options	Option Exercise		Have Not	That Have Not
	Options	(#)	Price	Option	Vested	Vested
Name	(#) Exercisable	Unexercisable	($)	Expiration Date	(#)	($)(1)
Curt Hecker	5,760	0	$3.72	01/01/11	6,612	$15,869
	3,845	0	3.72	01/01/11	0	0
	1,437	0	5.51	01/01/13	0	0
	5,750	0	5.51	01/01/13	0	0
Jerry Smith	3,384	0	3.73	06/21/10	5,312	12,749
	9,663	0	3.73	01/01/11	0	0
	3,536	0	5.51	01/01/13	0	0
Douglas Wright	15,263	0	4.82	05/31/12	5,091	12,218
	17,970	0	5.51	01/01/13	0	0
	3,952	0	6.12	06/04/13	0	0
	17,097	0	4.79	02/03/14	0	0
John Nagel	14,494	0	3.87	05/23/11	4,297	10,313
	3,513	0	4.16	01/01/12	0	0
	5,990	0	5.51	01/01/13	0	0
	10,541	0	6.12	06/04/13	0	0
	9,075	0	4.79	02/03/14	0	0
Pamela Rasmussen	1,089	0	12.95	11/09/14	4,901	11,762
Dale Schuman	0	0	0	—	14,512	34,829

*	The numbers have been adjusted to reflect all applicable stock splits and stock dividends.

(1)	Based on the closing market price of Intermountain common stock on December 31, 2009 ($2.40).
Post Employment and Termination Benefits
     The following is a discussion regarding the post employment and termination arrangements currently in place for the Named Executive Officers. The amounts stated are based on the maximum amounts that could be paid under these arrangements. As discussed in detail in the CD&A, compensation paid in the event of termination or change in control is limited by the CPP Rules. We have summarized the agreement provisions to provide shareholders with information about amounts to which the Named Executive Officers would be entitled if the CPP Rules did not apply.

2009 Pension Benefits

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
	Plan Name	(#)	($)
Name	(1)	(2)	(3)
Curt Hecker	SCA/SDA	8 years	$470,548
Jerry Smith	SCA/SDA	8 years	495,960
Douglas Wright	N/A	N/A	N/A
John Nagel	N/A	N/A	N/A
Pamela Rasmussen	N/A	N/A	N/A
Dale Schuman	N/A	N/A	N/A

(1)	The terms of the Salary Continuation Agreement and Split Dollar Agreement (SCA/SDA) are described below.

(2)	Under the terms of the SCA/SDA, executives must, in addition to other conditions, be employed with Intermountain through 2012.

(3)	The estimated maximum annual retirement benefit payable under the SCA/SDA for Messrs. Hecker and Smith, payable at age 60 is as follows: Mr. Hecker $148,000 and Mr. Smith $111,000.
     Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, the Bank entered into Salary Continuation Agreements and Split Dollar Agreements with Curt Hecker and Jerry Smith. Each of these agreements was amended and restated on January 1, 2008. The purpose of these agreements is to provide Mr. Hecker and Mr. Smith with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. the Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the lives of Mr. Hecker and Mr. Smith and intends to use income from the BOLI policy to offset benefit expenses. All amounts below have been rounded up to the nearest thousand dollars.
     The CPP Rules prohibit the payment of any amounts to Messrs. Hecker or Smith for any accelerated vesting of payments or reimbursement of taxes on payments, until the Treasury’s investment in the Company has been repaid. The following description of the benefits provided in the Salary Continuation Agreement and Split Dollar Agreement that include such payments is provided to give shareholders an understanding of amounts that would be payable if the CPP Rules no longer applied.
     Upon reaching age 60 the salary continuation agreements provide for maximum annual payments to Mr. Hecker and Mr. Smith of $148,000 and $111,000, respectively, for a period of ten years. So long as Mr. Hecker and Mr. Smith remain employed by the Bank until January 1, 2012, in the event that the employment of Mr. Hecker or Mr. Smith terminates for any reason and such individual is less than 60 years of age as of such termination (other than for death, disability, for cause or in connection with a change in control, as each term is defined in their respective salary continuation agreements), then Mr. Hecker would receive annual payments ranging from $86,000 to $148,000, and Mr. Smith would receive annual payments ranging from $82,000 to $111,000, depending on the date of their respective termination, during each of the 10 years beginning at age 60. If Mr. Hecker’s or Mr. Smith’s employment is terminated because of disability before the age of 60, each will receive an annual payment ranging from $63,000 to $148,000 (in the case of Mr. Hecker) and $60,000 to $111,000 (in the case of Mr. Smith), depending on the date of disability, during each of the 10 years beginning at age 60. Finally, if Mr.

Hecker’s or Mr. Smith’s employment is terminated in connection with a change in control (so long as they are not terminated for cause, as defined), Mr. Hecker and Mr. Smith will be entitled to a lump sum payment of $528,000 to $1,110,000 (in the case of Mr. Hecker) and $520,000 to $834,000 (in the case of Mr. Smith), depending upon the date of the change in control. Furthermore, if Mr. Hecker or Mr. Smith is subject to any excise tax as a result of an acceleration of their respective benefits under his agreement in the event of a change in control, Mr. Hecker and Mr. Smith will receive a cash payment equal to the amount of their respective excise tax.
     Under the salary continuation agreement and the split dollar agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that the Bank employed him at the time of death; and, subject to the same conditions, Mr. Smith’s estate will receive a one time payment of $834,000. The Bank will be the beneficiary of any death proceeds remaining after Mr. Hecker’s or Mr. Smith’s interest has been paid to their respective estates.
     The CPP Rules prohibit the payment of any amounts to Messrs. Hecker or Smith for termination of employment or a change in control, including any accelerated vesting of payments or equity awards or the reimbursement of taxes on compensation, until the Treasury’s investment in the Company has been repaid. The following description of the termination and change in control benefits provided in Messrs. Hecker’s and Smith’s respective agreements is provided to give shareholders an understanding of amounts that would be payable if the CPP Rules no longer applied.
Curt Hecker Employment Agreement
     Mr. Hecker serves as President and Chief Executive Officer of Intermountain and Chief Executive Officer of the Bank under the terms of an employment agreement that was amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Internal Revenue Code (the “Code”). The agreement renews automatically for a new three-year term on January 1, 2011, unless earlier cancelled by the Board. The Compensation Committee set Mr. Hecker’s annual salary for 2009 at $216,320. The agreement grants Mr. Hecker four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers.
     If Mr. Hecker’s employment terminates involuntarily without cause or if he voluntarily terminates for any reason, he will be entitled to severance in an amount calculated at twice the average of his annual base salary over the two most recent calendar years payable in one lump sum on the first day of the seventh month after the month following termination. But if Mr. Hecker’s employment terminates involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, or (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) if he terminates for good reason (as defined in the agreement), his severance would instead be calculated at twice the sum of his average annual base salary and short-term bonus over the two preceding years. The difference between the change-in-control severance amount (twice the average annual base salary and short-term bonus) versus severance payable for employment termination in other contexts (twice the average annual base salary) would also be payable to Mr. Hecker if his employment terminates involuntarily without cause or if he terminates for any reason within 12 months before an agreement for a change in control is entered into. The change-in-control severance is payable on the later of the date his employment terminated, the effective date of the change in control, or the first day of the seventh month after the month in which his employment was terminated.
     The employment agreement also provides for reimbursement of certain taxes (“excise tax reimbursement”) if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise tax under section 4999 of the Code. In general terms, IRC section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section IRC 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The excise tax reimbursement benefit will reimburse Mr. Hecker for the 20% excise tax, but not for any additional excise tax on the reimbursement itself. He will be responsible for all other federal and state taxes (including income taxes) due on the excise tax reimbursement benefit. The excise tax reimbursement benefit would not be a deductible payment to Intermountain or the Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain does not believe that benefits payable to Mr. Hecker after a change in control would constitute excess parachute payments.
     Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Hecker prevails in such dispute.
     Lastly, the employment agreement prohibits Mr. Hecker from competing with Intermountain or the Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs.
     The table below shows the maximum amounts that could be paid to Mr. Hecker under his agreements, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2009; and (ii) assumes that a triggering event occurred on December 31, 2009, as well as the aggregate amount allowed to be paid under the CPP Rules.

	Termination/Change in Control
	Payments Under
	Employment Agreement
		Involuntary	Termination /Change in Control Payments
		Termination	Under Salary Continuation Agreement
		(without cause)	and Split Dollar Agreement
		or constructive			Voluntary or
	Voluntary or	termination			Involuntary
	Involuntary	in connection	Payment Due to	Termination Due to	Termination
	Termination	with a CIC	Death Prior to	Disability Prior to	(without cause)
	(without cause) (1)	(2)	Age 60 (3)	Age 60 (4)	Due to CIC (5)(6)
Base salary	$432,640	$432,640	$1,110,000	$62,171	$527,198
Short-term bonus	0	0	0	0	0
Fair market values of accelerated equity vesting(7)	0	15,869	0	0	15,869
Total	$432,640	$448,509	$1,110,000	$62,171	$543,067
Total allowed under CPP Rules	$0 (8)	$0 (8)	$1,110,000 (8)	$62,171 (8)	$0 (8)

(1)	Represents two times Mr. Hecker’s average base salary, payable in a lump sum payment.

(2)	Represents two times Mr. Hecker’s average base salary and short-term bonus over the two most recent years, payable in a lump sum payment.

(3)	Represents amount payable to Mr. Hecker’s beneficiaries under the Split Dollar Agreement in the event Mr. Hecker dies while still employed by the Company, payable in a lump sum payment.

(4)	Represents the amount payable each year for a 10-year period based on the accrual balance at December 31, 2009.

(5)	Represents the amount payable based on the accrual balance at December 31, 2009, payable in a lump sum payment.

(6)	No payments will be made in the event of voluntary or involuntary termination outside of a change in control prior to 2012.

(7)	For the purposes of this table, the fair market value of the accelerated vesting of equity awards is based on $2.40, the closing price of Intermountain common stock at December 31, 2009. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.

(8)	Represents the aggregate amount allowed to be paid under the CPP Rules and includes: $1,110,000 payable due to death prior to age 60, and $62,171 payable each year for ten years beginning at age 60, if terminated due to disability prior to age 60.
Jerry Smith Employment Agreement
     Mr. Smith serves as the Executive Vice President of Intermountain and President of the Bank under an employment agreement that was amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code. The terms of Mr. Smith’s agreement are essentially identical to those of Mr. Hecker’s employment agreement. The term of Mr. Smith’s employment agreement will automatically renew for a new three-year term on January 1, 2011, unless earlier canceled by the Board. The Compensation Committee set Mr. Smith’s annual salary for 2009 at $182,640. The agreement promises severance benefits and change-in-control severance benefits on the same terms and calculated in the same manner as Mr. Hecker’s, a potential excise tax reimbursement in connection with a change in control, and reimbursement of up to $500,000 of legal fees if the employment agreement is challenged after a change in control regardless of whether Mr. Smith prevails in such dispute. As with Mr. Hecker, Intermountain does not believe that benefits payable to Mr. Smith after a change in control would constitute excess parachute payments. Mr. Smith’s employment agreement includes a prohibition against competition identical to the prohibition in Mr. Hecker’s agreement, but like Mr. Hecker’s agreement the prohibition against competition would not apply after a change in control occurs.
     The table below shows the maximum amounts that could be paid to Mr. Smith under his agreements, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2009; and (ii) assumes that a triggering event occurred on December 31, 2009, as well as the aggregate amount allowed to be paid under the CPP Rules.

	Termination /Change in Control Payments
	Under
	Employment Agreement		Termination/Change in Control
		Involuntary	Payments Under Salary
		Termination	Continuation Agreement and Split Dollar Agreement
	Voluntary or	(without cause)			Voluntary or
	Involuntary	or constructive			Involuntary
	Termination	termination	Payment Due to	Termination Due to	Termination
	(without cause)	in connection with a	Death Prior to	Disability Prior to	(without cause)
	(1)	CIC (2)	Age 60 (3)	Age 60 (4)	Due to CIC (5)(6)
Base salary	$365,280	$365,280	$834,000	$59,180	$519,319
Short-term bonus	0	0	0	0	0
Fair market values of accelerated equity vesting (7)	0	12,749	0	0	12,749
Total	$365,280	$378,029	$834,000	$59,180	$532,068
Total allowed under CPP Rules	$0 (8)	$0 (8)	$834,000 (8)	$59,180 (8)	$0 (8)

(1)	Represents two times Mr. Smith’s average base salary, payable in a lump sum payment.

(2)	Represents two times Mr. Smith’s average base salary and short-term bonus over the two most recent calendar years, payable in a lump sum payment.

(3)	Represents amount payable to Mr. Smith’s beneficiaries under the Split Dollar Agreement in the event Mr. Smith dies while still employed by the Company, payable in a lump sum payment.

(4)	Represents the amount payable each year for a 10-year period based on the accrual balance at December 31, 2009.

(5)	Represents the amount payable based on the accrual balance at December 31, 2009, payable in a lump sum.

(6)	No payments will be made in the event of voluntary or involuntary termination outside of a change in control prior to 2012.

(7)	For the purposes of this table, the fair market value of the accelerated vesting of equity awards is based on $2.40, the closing price of Intermountain common stock at December 31, 2009. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.

(8)	Represents the aggregate amount allowed to be paid under the CPP Rules and includes: $834,000 payable due to death prior to age 60 and $59,180 payable each year for ten years beginning at age 60, if terminated due to disability prior to age 60.
Executive Severance Agreements for Douglas Wright and John Nagel
     The CPP Rules prohibit the payment of any amounts to Messrs. Wright or Nagel for termination of employment or a change in control, including any accelerated vesting of payments or equity awards or, as applicable, the reimbursement of taxes on compensation, until the Treasury’s investment in the Company has been repaid. The following description of the termination and change in control benefits provided in Messrs. Wrights’ and Nagel’s respective agreements is provided to give shareholders an understanding of amounts that would be payable if the CPP Rules no longer applied.
     The Executive Severance Agreements with Messrs. Wright and Nagel, respectively, amended and restated effective January 1, 2008 (as to Mr. Wright’s agreement) and December 27, 2007 (as to Mr. Nagel’s agreement) to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code, provide that each of Messrs. Wright and Nagel is entitled to severance if his employment terminates involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) within 12 months before an agreement for a change in control is entered into, or if he terminates for good reason (as defined in the agreement). The severance payment would be an amount equal to twice the sum of his average annual base salary and short-term bonus over the two most recent calendar years, payable on the later of the date employment is terminated, the effective date of the change in control, or the first day of the seventh month after the month employment is terminated.
     Mr. Wright’s Executive Severance Agreement further provides for an excise tax reimbursement if the aggregate benefits payable to Mr. Wright after a change in control are subject to excise taxes under sections 280G and 4999 of the Code, payable under the same terms as described for Mr. Hecker and Mr. Smith. Mr. Wright’s agreement also provides that he is entitled to reimbursement of up to $300,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Wright prevails in such dispute.
     Under Mr. Nagel’s Executive Severance Agreement, his severance benefit will be reduced as necessary to avoid application of sections 280G and 4999 of the Code. Mr. Nagel’s agreement also provides that he is entitled to reimbursement of up to $250,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Nagel prevails in such dispute.
     The table below shows the maximum amounts that could be paid to Messrs. Wright and Nagel under their respective agreements, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2009; and (ii) assumes that a triggering event occurred on December 31, 2009, as well as the aggregate amount allowed to be paid under the CPP Rules.

					Total
	Termination in Connection with Change in Control			Total	Allowed
	(other than for cause, death, disability or retirement)			Payments to	Under
	Salary	Short-Term Bonus	Equity Awards	Executive	CPP
Name	($)	($)(1)	($)(2)	($)	Rules
Douglas Wright	$350,542	$0	$12,218	$362,760	$0
John Nagel	$292,464	$0	$10,313	$302,777	$0

(1)	Represents two times the average base pay and short term bonus over the two most recent calendar years, payable in a lump sum payment.

(2)	For the purposes of this table, the fair market value of the accelerated vesting of equity awards is based on $2.40, the closing price of Intermountain common stock at December 31, 2009. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.
Executive Severance and Retention Bonus Agreements for Pamela Rasmussen
     On March 14, 2007, Intermountain entered into an Executive Severance Agreement with Ms. Rasmussen, which was subsequently amended and restated effective December 28, 2007 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code. The terms of this agreement are substantially identical in nature to the Executive Severance Agreement with Mr. Nagel, including a provision for reimbursement of up to $250,000 of legal fees in certain circumstances.
     Under the CPP Rules, payments made following termination of employment of a change in control, including any accelerated vesting of payments or equity awards under the Executive Severance Agreement are prohibited until the Treasury’s investment in the Company has been repaid.
     On August 2005, as amended September 2006, the Company also entered into a Retention Bonus Agreement with Ms. Rasmussen that provided for a bonus in the amount of $56,850, payable in five equal annual installments, beginning on August 15, 2005. The last payment under this agreement was made on August 2009.
     On March 14, 2007, the Company entered into a Stock Purchase Bonus Agreement with Ms. Rasmussen. Under the terms of this agreement, Ms. Rasmussen would be reimbursed up to $200,000 payable over a ten year period, provided Ms. Rasmussen acquired shares of Intermountain common stock prior to November 30, 2007. This agreement was subsequently amended and restated to decrease the required total investment in Intermountain common stock to $100,000. The bonus payable under this agreement remains at $200,000, with the additional $100,000 not used to reimburse stock purchases intended to be a supplemental bonus.
     The table below shows the maximum amounts that could be paid to Ms. Rasmussen under her agreements, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2009; and (ii) assumes that a triggering event occurred on December 31, 2009, as well as the aggregate amount allowed to be paid under the CPP Rules.

Termination in Connection with Change in Control				Total
(other than for cause, death or disability)			Total Payments to	Allowed
Salary	Short-Term Bonus	Equity Awards	Executive	Under
($)	($)(1)	($)(2)	($)	CPP Rules
$298,088	$0	$11,762	$309,850	$0

(1)	Represents the two times average base salary and short term bonus over the two most recent calendar years.

(2)	For the purposes of this table, the fair market value of the accelerated vesting of equity awards is based on $2.40, the closing price of Intermountain common stock at December 31, 2009. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.
Stock Purchase Bonus Agreement for Dale Schuman
     On January 1, 2006, as amended September 12, 2006, the Company entered into a Stock Purchase Bonus Agreement with Dale Schuman. Under the terms of this agreement, Mr. Schuman would be reimbursed $200,000 payable over a five year period beginning December 15, 2006, provided Mr. Schuman acquired shares of Intermountain common stock of equal value by December 10, 2007.
Employee Benefit Plans
     401(k) Savings Plan. Intermountain and the Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 19 years of age, work at least 1,000 hours per year and have six months of service with Intermountain or the Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Contributions made by the employer vest 50% in year one and 100% in year two.
     A committee of the Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.
PROPOSAL NO. 2 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     Under applicable law and regulations, as a participant in the U.S. Treasury’s Capital Purchase Program, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:
“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.”
     The vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

     We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Vote Required and Board Recommendation
     The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and entitled to vote.
     The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth information as of February 15, 2010, regarding the shares of Intermountain common stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s common stock, (ii) each director of Intermountain, (iii) each executive officer of Intermountain, which includes the Named Executive Officers, and (iv) all directors and executive officers of Intermountain as a group.
     We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, to our knowledge, each holder has sole voting and investment power with respect to shares of Intermountain common stock listed as owned by such person or entity. The number of shares beneficially owned is based on the shares of our common stock outstanding on February 15, 2010. Share figures in the table below have been adjusted for all stock splits and stock dividends to date. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 15, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Principal Shareholders (5% Owners Exclusive of Directors and Officers)

	Number of Shares of	Percentage of
	Common Stock	Outstanding Common
Name and Address of Beneficial Owner	Owned	Stock
Wray D. Farmin 11815 Waikiki Rd Spokane, WA 99218	454,321(1)	5.4%

James Fenton Company, Inc. 123 S. Third Avenue, Suite 27 Sandpoint, ID 83864	466,151(2)	5.5%

(1)	The shares beneficially owned by Mr. Farmin are owned by the Farmin Family LLP, of which Mr. Farmin is the general partner and has sole voting and dispositive power.

(2)	The number of shares beneficially owned include 20,275 shares held in trust for the minor children of Julie Meyer, President of James Fenton Company Inc.; 1,089 shares held by Ms. Meyer and her spouse; and 17,391 shares held in trust for the minor children of Susan Kubiak, Vice President of James Fenton Company, Inc.

Directors and Named Executive Officers

	Number of
	Shares of		Percentage of
	Common Stock		Outstanding
Name and Position	Owned(1)(2)		Common Stock

John B. Parker, Chairman	115,057	(3)	1.4%
James T. Diehl, Vice Chairman	195,043	(4)	2.3%
Curt Hecker, Director, President and CEO of the Company and CEO of the Bank	202,416	(5)	2.4%
Charles L. Bauer, Director	196,751	(6)	2.3%
Ford Elsaesser, Director	104,611	(7)	1.2%
Ronald Jones, Director	30,611	(8)	*
Maggie Y. Lyons, Director	32,413	(9)	*
Jim Patrick, Director	44,992	(10)	*
Michael J. Romine, Director	511,394	(11)	6.1%
Jerry Smith, Director, Executive Vice President of the Company and President of the Bank	149,259	(12)	1.8%
John Nagel, EVP and Chief Credit Officer of the Bank	63,587		*
Douglas Wright, EVP and Chief Financial Officer	87,481	(13)	1.0%
Pamela Rasmussen, EVP and Chief Operating Officer	20,693	(14)	*
Dale Schuman, SVP, Trust and Wealth Management	26,503	(15)	*
All directors and executive officers as a group (14 persons)	1,780,811		21.1%

(1)	Includes shares subject to options that could be exercised within 60 days of the Record Date as follows: 545 shares each for Mr. Parker and Ms. Lyons; 908 shares for each of Messrs. Diehl, Elsaesser, and Romine; 16,792 shares for Mr. Hecker; 16,583 shares for Mr. Smith; 6,353 shares for Messrs. Jones and Patrick; 364 shares for Mr. Bauer; 43,613 shares for Mr. Nagel; 54,282 shares for Mr. Wright; 1,089 shares for Ms. Rasmussen; and 149,243 shares for all directors and executive officers as a group.

(2)	Includes shares of restricted stock subject to vesting requirements as follows: 369 shares held by Messrs. Parker, Diehl, Bauer, Elsaesser, Romine, and Ms. Lyons; 329 shares held by Messrs. Jones and Patrick; 6,612 shares held by Mr. Hecker; 5,312 shares held by Mr. Smith; 4,297 shares held by Mr. Nagel; 5,091 shares held by Mr. Wright; 4,901 shares held by Ms. Rasmussen; 14,512 shares held by Mr. Schuman; and 43,597 shares for all directors and executive officers as a group.

(3)	Includes 54,780 shares held in the Parker Family LLC of which Mr. Parker is co-manager with his spouse; 3,000 shares held in an IRA for Mr. Parker; and 41,123 shares held jointly with spouse.

(4)	Includes 9,695 shares held jointly with spouse; 78 shares held by spouse; 283 shares held in an IRA for spouse; 314 shares held in an IRA for the benefit of Mr. Diehl; and 170,459 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.

(5)	Includes 161,118 shares held in the Hecker Family Trust; 17,182 shares held in an IRA account for the benefit of Mr. Hecker; 356 shares held in a custodial account for son; and 356 shares held jointly with son.

(6)	Includes 96,428 shares held in the Bauer Family Trust; 53,169 shares held in IRA accounts for the benefit of Mr. Bauer; and 46,421 shares held in IRA accounts for the benefit of Mr. Bauer’s spouse.

(7)	Includes 2,195 shares held jointly with spouse; 2,944 shares held by Mr. Elsaesser’s minor children and daughter; 75,975 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and shares held in pension fund trusts of which Mr. Elsaesser is trustee as follows: 6,055 shares for Joseph Jarzabek; 1,291 shares for Donna La Rue; 356 shares for Lois LaPointe; 77 shares for Sherylee Foster; 401 shares for Deborah Hillen; and 81 shares for the benefit of Darla Kuhman.

(8)	Includes 3,375 shares held jointly with spouse; 7,242 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 8,860 shares held in an IRA account for the benefit of Mr. Jones.

(9)	Includes 5,720 shares held jointly with spouse and 1,280 shares held in a profit sharing plan for the benefit of Ms. Lyons’ spouse.

(10)	Includes 28,214 shares held jointly with spouse; 280 shares held by spouse; 220 shares held in an IRA account for the benefit of Mr. Patrick’s spouse; and 9,363 shares held in IRA accounts for the benefit of Mr. Patrick.

(11)	Includes 1,179 shares held in the Romine Educational Trust; 5,461 shares held by Mr. Romine’s spouse; and 503,203 shares held in the Romine Family LLC.

(12)	Includes 109,966 shares held in the Smith Family Trust; and 17,398 shares held in IRA accounts for the benefit of Mr. Smith.

(13)	Includes 1,298 shares that Mr. Wright holds jointly with his spouse.

(14)	Includes 14,703 shares held by Ms. Rasmussen in the Rasmussen Family Trust.

(15)	Includes 11,991 shares held jointly by Mr. Schuman and his spouse.
Officers
     The following table sets forth information with respect to the executive officers during 2009 who are not directors or nominees for director of Intermountain, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

			Has Served as an
			Officer of the
Name	Age	Position	Company Since
John Nagel	59	EVP & Chief Credit Officer of Bank	2001
Douglas Wright	45	EVP & Chief Financial Officer of the Company and Treasurer of the Bank	2002
Pamela Rasmussen	49	EVP and Chief Operating Officer of the Company and Assistant Secretary of the Company and the Bank	2004
Dale Schuman	51	SVP, Trust and Wealth Management; Corporate Secretary of the Company and the Bank	2006
Background of Executive Officers
     John Nagel joined the Company in 2001. Prior to that time Mr. Nagel served as Credit Approval Officer at Washington Trust Bank from December 1999 to May 2001.
     Douglas Wright joined the Company in 2002. Prior to that time Mr. Wright served as Senior Vice President and Production Manager at Sterling Savings Bank from June 1996 to May 2002.
     Pamela Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer. In 2006, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Rasmussen was the Vice President of Operations and Cashier at Stockman Financial Corporation from March 2000 to April 2002, and the Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (the former holding company of Magic Valley Bank) from April 2002 to November 2004.
     Dale Schuman joined the Company in 2006 as Senior Vice President and General Manager of the Trust and Wealth Management division. Mr. Schuman is an attorney and prior to joining the Company, he practiced commercial, mergers and acquisitions, trust and probate law from 1986 to 1999, and worked as an executive manager for an investment management institution from 1999 to 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Transactions between Intermountain or its affiliates and related persons (including directors and executive officers of Intermountain and the Bank, or their immediate families) must be approved by the Audit Committee of the Board. A transaction between a “related person” shall be consummated only if the Audit Committee approves or ratifies such transaction in accordance with the procedures established by the Board in accordance with its lending and Corporate Governance Policy, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
     Intermountain and the Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectibility or present other unfavorable features.
PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed BDO Seidman, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2010, and any interim periods, subject to ratification by our shareholders at the annual meeting. BDO has advised Intermountain that it will have in attendance at the annual meeting one or more representatives who will be available to respond to appropriate questions presented at the annual meeting. Such representatives will have an opportunity to make a statement at the annual meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Audit Committee will take that into account for future selection of independent registered public accountants.
Vote Required and Board Recommendation
     The proposal for the shareholders to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and entitled to vote.
     The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent auditors for Intermountain for 2010.
COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
     Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2009, or written representations from certain reporting persons, we believe that the reporting persons made all filings required by Section 16(a) on a timely basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     BDO Seidman, LLP, independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2009. In addition, the effectiveness of Intermountain’s internal controls over financial reporting as of December 31, 2009 has been audited by BDO Seidman, LLP.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees charged to Intermountain by BDO, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2009 and 2008 fiscal years and for other services rendered during the 2009 and 2008 fiscal years.

Fee Category	Fiscal 2009	% of Total	Fiscal 2008	% of Total
Audit Fees	$439,500	91%	$394,050	90%
Audit-Related Fees	22,200	5	29,000	7
Tax Fees	18,800	4	14,675	3
All Other Fees	0	0	0	0

Total Fees	$480,500	100%	$437,725	100%

     Audit Fees. Consists of fees billed to Intermountain for professional services rendered by BDO in connection with the audit of our financial statements and review of financial statements included in Intermountain’s Form 10-Qs and 10-Ks, fees for services performed in relation to compliance with Sarbanes Oxley Rule 404, or services by BDO in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Consists of fees relating to the audit of the employee benefit plan.
     Tax Fees. Consists of fees related to the preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.
     All Other Fees. We did not incur any other fees during 2009 or 2008.
     In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the annual meeting. If other matters are properly presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than November 29, 2010 and should contain such information as required under our Bylaws. Such proposals should be directed to our Corporate Secretary, at P. O. Box 967, Sandpoint, Idaho 83864, and must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 12, 2011, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
     Our Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in our proxy statement for next year’s annual meeting, we must receive a recommendation no later than November 29, 2010. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in our Bylaws.
Copy of Bylaw Provisions
     You may contact our Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2009, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Asst. Vice President, Shareholder Relations, P. O. Box 967, Sandpoint, Idaho 83864.

ANNUAL MEETING OF SHAREHOLDERS OF
INTERMOUNTAIN COMMUNITY BANCORP
April 28, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.intermountainbank.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

20333000000000000000 6	030609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2. Advisory (non-binding) Vote on Executive Compensation	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O James T. Diehl O John B. Parker O Jim Patrick		3. Ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Intermountain for 2010.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF
INTERMOUNTAIN COMMUNITY BANCORP
April 28, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.intermountainbank.com
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20333000000000000000 6	042810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2. Advisory (non-binding) Vote on Executive Compensation	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O James T. Diehl O John B. Parker O Jim Patrick		3. Ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Intermountain for 2010.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
INTERMOUNTAIN COMMUNITY BANCORP
Proxy for Annual Meeting of Shareholders on April 28, 2010
Solicited on Behalf of the Board of Directors
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Charles L. Bauer, Maggie Y. Lyons and Ronald Jones, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Intermountain Community Bancorp, to be held April 28, 2010 at 10:00 am PDT at the Sandpoint Center, 414 Church Street, Sandpoint, ID, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

14475